Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152700

Prospectus Supplement No. 2

to Prospectus Dated September 9, 2008

Tree.com, Inc.

16,654,428 Shares of Common Stock, Par Value $0.01 Per Share

This prospectus supplement No. 2 supplements and amends information in the prospectus dated September 9, 2008, as supplemented by prospectus supplement No. 1 dated November 10, 2008 (the “Prospectus”).  You should read this prospectus supplement in conjunction with the Prospectus.  This supplement is qualified by reference to the Prospectus, except to the extent that the information herein supersedes the information contained in the Prospectus.

 This prospectus supplement includes our Current Report on Form 8-K dated December 12, 2008, as filed with the Securities and Exchange Commission on December 17, 2008.

In reviewing this prospectus supplement and the Prospectus, you should carefully consider the risks under “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

This supplement is part of the Prospectus and must accompany the Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this prospectus supplement is December 17, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2008

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11115 Rushmore Drive, Charlotte, NC		28277
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On December 12, 2008, the Registrant, through its subsidiary Home Loan Center, Inc. d/b/a LendingTree Loans, entered into an amendment to its $50 million committed line of credit with National City Bank.  The amendment to this warehouse line is to be effective December 30, 2008 and extends the term to December 29, 2009.  The amendment also revises the interest rate to 30-day LIBOR plus 125 basis points.  A copy of the amendment is filed as an exhibit hereto.

Item 9.01.                                          Financial Statements and Exhibits.

(d)      Exhibit.

Exhibit Number	Description

10.1

Second Amendment to Warehousing Credit Agreement, made and entered into as of the 12th day of December, 2008, and to be effective as of the 30th day of December, 2008, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, National City Bank and National City Bank in its capacity as Agent for the Banks (as defined therein).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  December 17, 2008

TREE.COM, INC.

By:	/s/ Matthew Packey
Matthew Packey Senior Vice President and Chief Financial Officer

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